Exhibit 99.1
SINGER CHILDREN’S MANAGEMENT TRUST
c/o 212 Vaccaro Drive Cresskill, NJ 07626
March 19, 2010
VIA FEDERAL EXPRESS AND EMAIL
Evolving Systems, Inc.
9777 Pyramid Court, Suite 100
Englewood, CO 80112
Attention:	Mr. Thad Dupper, President and Chief Executive Officer
Gentlemen/Ladies:
     As Trustee of the Singer Children’s Management Trust (the “Trust”), the undersigned is writing with respect to the Rights Agreement, dated as of March 4, 2009 (as amended to the date hereof, the “Rights Agreement”), of Evolving Systems, Inc. (the “Company”). The undersigned hereby requests that the Board of Directors of the Company adopt, as soon possible (but in no event later than the date of the next regularly scheduled meeting of the Board of Directors), appropriate resolutions to amend further the Rights Agreement so that the threshold at which a person becomes an “Acquiring Person” under the Rights Agreement is increased from 25% to 30%.
     Please contact the undersigned at your earliest convenience regarding the Company’s plans to satisfy the above request.

Very truly yours, SINGER CHILDREN’S MANAGEMENT TRUST
By:	/s/ Karen Singer
Karen Singer, Trustee